Issuer Free Writing Prospectus

Dated January 26, 2022

Filed Pursuant to Rule 433

Registration Statement No. 333-234663

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-787-9239.

NEWS RELEASE

ASHFORD SECURITIES GROWTH DRIVEN BY STRONG

RETAIL AND INSTITUTIONAL DEMAND

DALLAS, January 25, 2022 -- Ashford Securities LLC (“Ashford Securities”), a wholly-owned subsidiary of Ashford Inc. (NYSE American: AINC) (“Ashford”), today announced an update on sales for its product, the Series E Redeemable Preferred Stock (brokerage shares) and Series M Redeemable Preferred Stock (advisory shares) of Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar”). For the month of January, sales were $17.4 million (as of January 21, 2022). The strong month-to-date January performance was primarily driven by sales to several institutional investors totaling approximately $15 million (based on the stated value of shares sold).

In total, Braemar has sold, through Ashford Securities as dealer manager, more than $58 million of the Braemar Series E and Series M Redeemable Preferred Stock since the offering launched on July 9, 2021. In connection with the Braemar offering, Ashford Securities has assembled a syndicate of 26 broker-dealers and RIA firms.

“We entered 2022 encouraged by the strong level of continued interest in the Braemar Series E and M Redeemable Preferred Stock and we look forward to continued success,” said C. Jay Steigerwald III, President, Head of Distribution, Ashford Securities.

Janney Montgomery Scott LLC acted as financial advisor and placement agent, and Ashford Securities acted as managing broker-dealer, to Braemar in connection with the institutional investments described above.

About Ashford Securities LLC

Ashford Securities, member FINRA/SIPC, is an SEC-registered broker-dealer that is wholly-owned by Ashford and serves as the distributor for investment products within the Ashford group of companies.

About Braemar Hotels & Resorts Inc.

Braemar is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

About Ashford Inc.

Ashford is an alternative asset management company with a portfolio of strategic operating businesses that provides global asset management, investment management and related services to the real estate and hospitality sectors.

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Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the future performance of the Braemar offering and the growth of the syndicate of broker dealers and RIA firms. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of the COVID-19 pandemic (“COVID-19”), including one or more possible recurrences of COVID-19 case surges that would cause state and local governments to reinstate travel restrictions and the rate of adoption and efficacy of vaccines to prevent COVID-19, on our business and investment strategy; Ashford’s ability to continue as a going concern; Ashford’s ability to maintain compliance with NYSE American LLC continued listing standards; Ashford’s ability to regain Form S-3 eligibility; Ashford’s ability to repay, refinance or restructure our debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of Ashford’s common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the SEC.

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning Ashford’s securities. Investors should not place undue reliance on these forward-looking statements. We can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.

This overview is for informational purposes only and is not an offer to sell, or a solicitation of an offer to buy or sell, any securities of Ashford, or any of its subsidiaries, and may not be relied upon in connection with the purchase or sale of any such security, and the information contained herein does not form part of any prospectus of Ashford that may be used to offer or sell Ashford securities.

Additional Information

The SEC has declared effective the registration statement (including a prospectus) filed by Braemar for the offering to which this communication relates. Before you invest, you should read the final prospectus and the accompanying prospectus supplements, forming a part of that registration statement and other documents Braemar has filed with the SEC for more complete information about Braemar and the offering to which this communication relates. In particular, you should carefully read the risk factors described in the final prospectus, the accompanying prospectus supplements and the documents incorporated by reference therein. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Braemar, Ashford Securities or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-970-8929.

The final prospectus, prospectus supplement no. 1, prospectus supplement no. 2 and prospectus supplement no. 3 for the offering, dated February 25, 2020, April 2, 2021, November 12, 2021 and January 24, 2022, respectively, can be accessed through the following links:

https://www.sec.gov/Archives/edgar/data/1574085/000104746920001039/a2240827z424b5.htm

https://www.sec.gov/Archives/edgar/data/1574085/000104746921000832/a2243145z424b3.htm

https://www.sec.gov/Archives/edgar/data/1574085/000110465921138050/0001104659-21-138050-index.htm

https://www.sec.gov/Archives/edgar/data/1574085/000110465922006602/tm224247d1_424b3.htm

Contact:

Joseph Calabrese, Financial Relations Board

(212) 827-3772

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